Exhibit 3 Fourth Quarter 2023 Results Oum Wellness Center, San Pedro Garza García, Mexico Built with Resilia and Pervia concrete, part of our Vertua family of sustainable products

Except as the context otherwise may require, references in this presentation to “Cemex,” “we,” “us,” or “our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated entities. The information included in this presentation contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to Cemex’s plans, objectives, expectations (financial or otherwise), and typically can be identified by the use of words such as “may,” “assume,” “might,” “should,” “could,” “continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “envision,” “plan,” “believe,” “foresee,” “predict,” “potential,” “target,” “strategy,” “intend,” “aimed” or other similar terms. Although Cemex believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially from historical results or results anticipated by forward-looking statements due to various factors. These forward-looking statements reflect, as of the date on which such forward-looking statements are made, or unless otherwise indicated, our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from historical results or those anticipated in this presentation. Among others, such risks, uncertainties, and assumptions that could cause results to differ, or that otherwise could have an impact on us, include those discussed in Cemex’s most recent annual report and those detailed from time to time in Cemex’s other filings with the Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, including, but not limited to: impact of pandemics, epidemics or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; the cyclical activity of the construction sector; our exposure to other sectors that impact our and our clients’ businesses, such as, but not limited to, the energy sector; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices as a result of inflation; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other remedial actions, and other liabilities relating to existing and/or divested businesses; our ability to secure and permit aggregates reserves in strategically located areas; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in our effective tax rate; competition in the markets in which we offer our products and services; general political, social, health, economic and business conditions in the markets in which we operate or that affect our operations and any significant economic, health, political or social developments in those markets, as well as any inherent risks to international operations; the regulatory environment, including environmental, energy, tax, labor, antitrust, and acquisition-related rules and regulations; our ability to satisfy our obligations under our material debt agreements, the indentures that govern our outstanding notes, and other debt instruments and financial obligations, including our subordinated notes with no fixed maturity and other financial obligations; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; the impact of our below investment grade debt rating on our cost of capital and on the cost of the products and services we purchase; loss of reputation of our brands; our ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing initiatives for our products and generally meet our business strategy goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; changes in the economy that affect demand for consumer goods, consequently affecting the demand for our products and services; climate change, in particular reflected in weather conditions, including but not limited to, excessive rain and snow, and disasters such as earthquakes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement; availability and cost of trucks, railcars, barges, and ships, as well as their licensed operators and drivers, for transport of our materials; labor shortages and constraints; terrorist and organized criminal activities, as well as geopolitical events, such as war and armed conflicts, including the current war between Russia and Ukraine and conflicts in the Middle East; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; and, natural disasters and other unforeseen events (including global health hazards such as COVID-19). Many factors could cause Cemex’s expectations, expected results, and/or projections expressed in this presentation not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and rate of implementation of technologies, some of which are yet not proven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from historical results, performance, or achievements and/or results, performance or achievements expressly or implicitly anticipated by the forward-looking statements, or otherwise could have an impact on us or our consolidated entities. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. Actual results of Cemex’s operations and the development of market conditions in which Cemex operates, or other circumstances or assumptions suggested by such statements may differ materially from those described in, or suggested by, the forward-looking statements contained herein. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. These factors may be revised or supplemented and the information contained in this presentation is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct the information contained in this presentation or revise any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Readers should review future reports filed by us with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores). Market data used in this presentation not attributed to a specific source are estimates of Cemex and have not been independently verified. Certain financial and statistical information contained in this presentation is subject to rounding adjustments. Accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding. Also, this presentation includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates, and Urbanization Solutions. Cemex generated some of this data internally, and some was obtained from independent industry publications and reports that Cemex believes to be reliable sources. Cemex has not independently verified this data nor sought the consent of any organizations to refer to their reports in this presentation. Cemex acts in strict compliance of antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price Cemex’s products and services based upon their quality and characteristics as well as their value to Cemex’s customers. Cemex does not accept any communications or agreements of any type with competitors regarding the determination of Cemex’s prices for Cemex’s products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to Cemex’s prices for Cemex’s products. Additionally, the information contained in this presentation contains references to “green,” “social,” “sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a ‘green’, ‘social,’ or ‘sustainable’ or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as ‘green’, ‘social,’ or ‘sustainable’ or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as ‘green,’ ‘social,’ or ‘sustainable’ or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright Cemex, S.A.B. de C.V. and its subsidiaries

Key highlights in 2023


S61 expressway - Augustów bypass - state border, Warsaw, Poland

- Record EBITDA of ~$3.35 B, up 20%
- EBITDA margin expansion of 2 pp, achieving goal of recovering 2021 margin
- Recent deceleration in input cost inflation
- Growth investments contributing 13% of incremental EBITDA
- Urbanization Solution’s EBITDA increasing close to 30%, with 1.4 pp margin expansion
- FCF[1] of ~$1.2 B, a 6-year high, driven by EBITDA and lower working capital investment
- Leverage ratio[2] at 2.06x, within Investment Grade parameters
- Continued improvement in ROCE[3], reaching 13.7%
- Achieved all-time high Net Promoter Score of 73, a benchmark for our industry
- Continued execution of decarbonization roadmap, with record three-year reduction of 13% in CO_2 emissions
- Recognized by CDP with elite ‘A’ score for climate disclosure

1) Free cash Flow after maintenance capex
2) Calculated in accordance with our bank debt agreements
3) Return over Capital Employed. Trailing twelve months as of December 2023, excluding goodwill

3

2023: Delivering exceptional results EBITDA EBITDA FCF after Net Sales Margin Maint. Capex +8% l-t-l +20% l-t-l +118% +2.0pp +12% +25% 1,208 17,416 3,347 19.2% 17.2% 2,681 15,577 553 2022 2023 2022 2023 2022 2023 2022 2023 4 Millions of U.S. dollars Casa RB, San Luis Potosí, México

Despite a challenging demand backdrop… CONSOLIDATED FY 2023 FY 2023 YoY Volume % YoY % 1% 0% USA -10% -6% -6% -13% 9% -13% -11% 11% -5% -10% 0% 7% EMEA 3% -5% MEX -8% -10% 4% 1% 4% -9% -16% -11% 4Q23 YoY volumes 1 Cement 8% Ready-mix 0% Aggregates SCAC -3% -2% -1% 7% 5 1) Domestic gray cement

…our prices enjoyed strong momentum across our portfolio FY 2023 CONSOLIDATED FY 2023 YoY Price % YoY % 19% 16% 14% 14% 12% 11% USA 0% 1% 0% 2% 2% 0% 18% 25% 23% 12% 8% 11% EMEA MEX -3% 1% -1% 0% 0% 3% Sequential (3Q23 to 4Q23) 1 Cement 20% Ready-mix 14% 9% Aggregates SCAC -1% 1% -1% 1) Domestic gray cement 6 Note: For Cemex, SCAC, and EMEA, prices are calculated on a volume-weighted average basis at constant foreign-exchange rates

Price/Cost, growth investments, and Urbanization Solutions drive EBITDA 2023 EBITDA Waterfall +20% +25% 3,347 3,225 -1,155 122 -19 47 86 1,957 2,681 -372 2022 Volume Price Costs Growth Urbanization Other 2023 FX 2023 Investments Solutions l-t-l reported EBITDA 17.2% 19.2% +2.0 pp margin 7 Millions of U.S. dollars

Achieved goal of recovering 2021 margin Consolidated EBITDA Margin +1pp 20.7% Impact from 19.7% volumes and product mix 17.2% 19.2% 2021 2022 2023 COGS as 67.8% 69.0% 66.3% % of Sales 8

Future in Action: Your partner in decarbonization of construction sector Achieved 2025 Vertua customer adoption target 2 years ahead of schedule Scope 1 Scope 2 +15pp -13% -4% 56% 1st in industry to provide 50% 41% 620 2025 target product climate impact disclosure globally - 3rd party validated 562 2022 2023 540 % of total cement volumes -10% -1% 57.5 Recognized with ‘A’ score for 52.4 51.7 climate disclosure 2020 2022 2023 2020 2022 2023 Accelerating decarbonization pace: doing in 3 years what used to take us 15 years 9 Kilograms of CO per ton of cementitious. Scope 1 relates to net emissions. 2

Urbanization Solutions: Our fastest growing business EBITDA • Contributing 9% of EBITDA and 7% of incremental EBITDA in 2023 CAGR +24% 299 • ~$130 M of completed investments since 2020 227 128 • Circularity business, driven by Regenera, is largest growth contributor 2019 2022 2023 • Ample small bolt-on investment % of total opportunities consolidated 5% 8% 9% EBITDA EBITDA margin 9% 11% 12% Aligned to mega trends of construction industry, including decarbonization, resiliency, circularity and urbanization 10 Millions of U.S. dollars

Growth investments contributing 10% of 2023 EBITDA

CEMEX

~$2.9 B growth pipeline[1]

- **$0.6 B** Remaining
- **$0.9 B** Ongoing investments to date
- **$1.3 B** Completed

Clear profitability guidelines

- Short payback periods
- IRR > 25%
- Strategic Fit

Contributing in 2023

~$325 M EBITDA

~$86 M Incremental EBITDA

Investment examples



Immokalee, Florida, sand quarry
(US) - Aggregates



Puebla, waste management facility
(MEX) – Urbanization Solutions



Madrid, two aggregates quarries
(SPA) - Aggregates



Germany, mortars and adhesives
(GER) – Urbanization Solutions



Canada, aggregates reserves
(US)- Aggregates

1) As of December 2023, approved investment pipeline in bolt-ons and legacy cement since 2020

11

Allowing a more flexible capital allocation going forward 1 EBITDA and FCF after Elevating commitment to maintenance Capex shareholders 3,347 EBITDA • Proposing progressive dividend FCF after Maint. CAPEX program • Quarterly dividend distribution 2,839 totaling $120 M in first year 2,753 2,687 2,681 • Commencing in 2Q24 2,588 2,574 1,685 1,290 • Subject to shareholder approval 2,421 2,378 1,208 nd 1,101 on March 22 shareholders 881 958 793 meeting 695 553 • Maintaining annual share buyback program 2015 2016 2017 2018 2019 2020 2021 2022 2023 • Reflecting Board confidence in 2 Leverage operating outlook, FCF generation 5.21x 4.22x 3.85x 3.84x 3.86x 4.07x 2.73x 2.84x 2.06x and balance sheet strength Millions of U.S. dollars 1) From 2018 and onwards reflects the adoption of IFRS16 12 2) Calculated in accordance with our contractual obligations under our main bank debt agreements

Regional Highlights 411 Tower, Monterrey, Mexico

Mexico: Delivering strong results, with double-digit EBITDA growth 4Q23 2023 Net Sales 1,333 5,088 % var (l-t-l) 17% 16% EBITDA 346 1,488 % var (l-t-l) 13% 15% EBITDA margin 26.0% 29.3% pp var (0.7pp) (0.2pp) • Strong volume and price performance • Volumes driven by the formal sector, supported by infrastructure and nearshoring • Improved bagged cement demand in back half of 2023 • EBITDA margin mainly impacted by an unfavorable product mix effect and higher transportation costs • Expecting significant momentum in 2024 from continuing formal sector activity and some recovery in informal tied to decelerating inflation and execution of government social programs UDEM - Roberto Garza Sada Center, Santa Catarina, Mexico 14 Millions of U.S. dollars

US: Record full-year EBITDA of over $1 B[1]

CEMEX

	4Q23	2023
Net Sales	1,269	5,338
% var (l-t-l)	4%	6%
EBITDA	239	1,040
% var (l-t-l)	18%	37%
EBITDA margin	18.8%	19.5%
pp var	2.3pp	4.4pp

- Despite volume headwinds, EBITDA grew 37% driven by pricing strategy, growth investments and decelerating costs
- Material margin recovery reflects success in recovering multiyear cost inflation through pricing
- For 2024, expect low single digit volume increases across all products
- Driven by infrastructure and industrial sectors, underpinned by nearshoring trends and fiscal stimulus programs
- Expect improved residential performance due to declining interest rates and low housing inventory



University of Alabama's Bryant-Denny Stadium, Alabama, United States
Built with Vertua water-permeable concrete, part of our Vertua family of sustainable products
Courtesy: University of Alabama

Millions of U.S. dollars
1) Highest LTL full-year EBITDA since 2007

15

EMEA: Impressive performance in Europe, despite demand backdrop

CEMEX

	4Q23	2023
Net Sales	1,166	5,059
% var (l-t-l)	(4%)	5%
EBITDA	129	703
% var (l-t-l)	(14%)	7%
EBITDA margin	11.1%	13.9%
pp var	(1.1pp)	0.3pp

- Record FY EBITDA in Europe, up more than 20%, with EBITDA margin expansion of 2 percentage points
- Our prices in Europe enjoyed strong momentum despite challenging demand environment
- Europe's resiliency derives from our "One Europe" strategy implemented in 2019, acceleration of Climate Action efforts, and highly profitable bolt-on investments
- Remain optimistic over Europe's medium-term prospects as region pivots towards a more circular economy
- AMEA[1] impacted by slowdown in regional construction activity and adverse competitive dynamics in the Philippines



L'Arbre Blanc, Montpellier, France
SOU FUJIMOTO ARCHITECTS, OXO Architectes, DREAM, Nicolas Laisné Architectes

Millions of U.S. dollars

1) AMEA (Asia, Middle East, and Africa) subregion includes operations in Philippines, United Arab Emirates, Egypt, and Israel

16

SCAC: Strong pricing driving top line and EBITDA growth 4Q23 2023 Net Sales 425 1,725 % var (l-t-l) 7% 8% EBITDA 98 399 % var (l-t-l) 14% 5% EBITDA margin 23.1% 23.2% pp var 0.7pp (0.6pp) • After a challenging 2022 where pricing lagged inflation, Sales and EBITDA recovered some in 2023 • Strong pricing performance • While informal demand remains under pressure, formal demand volumes grew supported by infrastructure projects in Colombia and Panama as well as tourism projects in the Dominican Republic • Expecting flat volumes across all products in 2024, as formal construction continues to scale on the back of infrastructure projects, offsetting continued pressure on bagged cement volumes Centro de Tratamiento e Investigación sobre Cáncer Luis Carlos Sarmiento Angulo, Bogotá, Colombia 17 Millions of U.S. dollars

Financial Developments Crédit Agricole Building, Nimes, France Built with Vertua Concrete, part of our Vertua family of sustainable products

Record operating results with significantly higher free cash flow generation January - December Fourth Quarter l-t-l l-t-l 2023 2022 %var %var 2023 2022 %var %var EBITDA 3,347 2,681 +25% +20% 743 630 +18% +13% Controlling Interest - Net Financial Expense 574 529 145 132 Net Income - Maintenance Capex 996 888 399 301 858 - Change in Working 1 515 (405) (307) Capital - Taxes Paid 550 197 56 41 - Other Cash Items (net) 17 6 36 74 - Free Cash Flow 0 (6) 0 (3) 182 Discontinued Operations Free Cash Flow after 1,208 553 +118% 511 391 +31% Maintenance Capex 2023 2022 - Strategic Capex 420 475 108 191 Free Cash Flow 788 78 +909% 403 201 +101% 19 Millions of U.S. dollars

Improved debt maturity profile, liquidity and leverage • Increased committed revolving credit facility to $2.0 B, improving liquidity Debt maturity profile • Refinanced bank debt facility, with final as of December 2023 maturity now in 2028 Billions of U.S. dollars • Returned to the Mexican debt capital markets, first time in over 15 years • Enhanced maturity schedule, further 1.5 improving credit profile 1.2 1.1 1.0 1.0 0.8 • Debt linked to sustainability KPIs now at 0.7 50%, two years ahead of plan 0.3 • Leverage ratio of 2.06x, lowest since 2009 24 25 26 27 28 29 30 ≥31 20

2024 Outlook Gilbert Chabroux School, Lyon France Built with Insularis, part of our Vertua family of sustainable products

2024 guidance[1]

EBITDA[2]	Low to mid single-digit % increase
Energy cost/ton of cement produced	Mid single-digit % decline
Capital expenditures	~$1.6 billion total ~$1.0 billion Maintenance, ~$0.6 billion Strategic
Investment in working capital	Reduction of ~$300 million
Cash taxes	~$1.0 billion
Cost of debt[3]	Flat

1) Reflects Cemex's expectations as of February 8, 2024
2) Like-to-like for ongoing operations and assuming December 31, 2023 FX levels
3) Including the coupons of subordinated notes with no fixed maturity and the effect of our MXN-USD cross-currency swaps

22

Appendix Happy Residence for Seniors, Montpellier, France Built with Insularis, part of our Vertua family of sustainable products

Debt maturity profile as of December 31, 2023 Main bank debt agreements Other bank debt Total debt as of December 31, 2023: $7,486 million Fixed Income Leases Average life of debt: 4.8 years 1,494 1,210 1,058 974 955 809 689 297 2024 2025 2026 2027 2028 2029 2030 2031 24 Millions of U.S. dollars

Consolidated volumes and prices 2023 4Q23 4Q23 vs. vs. vs. 2022 4Q22 3Q23 Volume (l-t-l) (6%) (5%) (6%) Domestic gray Price (USD) 18% 15% (1%) cement Price (l-t-l) 14% 9% 0% Volume (l-t-l) (6%) (10%) (12%) Ready mix Price (USD) 18% 17% 1% Price (l-t-l) 16% 13% 1% Volume (l-t-l) (0%) 0% (7%) Aggregates Price (USD) 13% 10% (0%) Price (l-t-l) 11% 7% 0% 25 Price (l-t-l) calculated on a volume-weighted average basis at constant foreign-exchange rates

Additional information on debt MXN 5% Other 5% Fourth Quarter Third Quarter Euro 2023 2022 % var 2023 16% 3 Currency 1 7,486 8,147 (8%) 7,492 Total debt denomination Short-term 3% 4% 4% U.S. dollar Long-term 97% 96% 96% 74% Cash and cash equivalents 624 495 26% 533 Net debt 6,862 7,652 (10%) 6,960 2 6,888 7,620 (10%) 6,982 Consolidated net debt 2 2.06 2.84 2.16 Variable Consolidated leverage ratio 30% 2 3 7.91 6.27 7.62 Consolidated coverage ratio Interest rate Fixed 70% Millions of U.S. dollars 1) Includes leases, in accordance with International Financial Reporting Standard (IFRS) 2) Calculated in accordance with our contractual obligations under our main bank debt agreements 26 3) Includes the effect of our interest rate and cross-currency derivatives, as applicable

Additional information on debt Total debt by instrument Fourth Quarter Third Quarter 2023 % of total 2023 % of total Fixed Income 3,508 47% 3,138 42% Main Bank Debt Agreements 2,476 33% 2,907 39% 47% 33% Leases 1,258 17% 1,177 16% Other 244 3% 271 4% Total Debt 7,486 7,492 17% 3% 27 Millions of U.S. dollars

4Q23 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 4Q23 vs. 4Q22 4Q23 vs. 4Q22 4Q23 vs. 4Q22 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico 4% 21% 8% 1% 37% 22% 4% 44% 29% U.S. (13%) 10% 10% (11%) 14% 14% 11% (0%) (0%) EMEA (9%) 11% 9% (16%) 9% 7% (11%) 8% 5% Europe (14%) 23% 14% (10%) 14% 7% (11%) 13% 6% AMEA (3%) (6%) 3% (25%) (4%) 3% (13%) (8%) (1%) SCAC (2%) 12% 7% (1%) 36% 19% 7% 23% 7% 28 Price (LC) for EMEA, Europe, AMEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates

2023 volume and price summary: selected countries and regions Domestic gray cement Ready mix Aggregates 2023 vs. 2022 2023 vs. 2022 2023 vs. 2022 Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Volume Price (USD) Price (LC) Mexico 3% 27% 11% 7% 42% 25% 9% 41% 23% U.S. (13%) 14% 14% (10%) 19% 19% 1% 12% 12% EMEA (10%) 15% 18% (8%) 10% 12% (5%) 8% 8% Europe (13%) 29% 24% (10%) 18% 14% (6%) 11% 9% AMEA (6%) (9%) 8% (6%) (2%) 8% (2%) (5%) 5% SCAC (3%) 8% 9% (0%) 21% 20% 8% 14% 14% 29 Price (LC) for EMEA, Europe, AMEA, and SCAC calculated on a volume-weighted-average basis at constant foreign-exchange rates

1 2024 volume guidance : selected countries/regions Cement Ready-mix Aggregates Flat to low single-digit increase Flat to low single-digit decline Flat to low single-digit decline CEMEX Low single-digit increase Low single-digit increase Low single-digit increase Mexico Low single-digit increase Low single-digit increase Low single-digit increase USA Flat Low single-digit decline Low single-digit decline EMEA Europe Flat to low single-digit decline Flat to low single-digit decline Flat to low single-digit decline AMEA Flat to low single-digit increase Mid single-digit decline Mid single-digit decline SCAC Flat Flat N/A 30 1) Reflects Cemex’s expectations as of February 8, 2024. Volumes on a like-to-like basis. All volume guidance in this slide means in percentage terms vs 2023

Relevant ESG indicators Customers and suppliers 4Q23 2023 2022 Carbon strategy 2023 2022 Kg of CO per ton of Net Promoter Score (NPS) 73 70 66 2 540 562 cementitious % of sales using CX Go 68% 67% 59% Alternative fuels (%) 36.8% 35.0% 73.2% 73.7% Clinker factor Health and safety 2023 2022 Low-carbon products 2023 2022 3 3 Blended cement as % of total Employee fatalities 81% 75% cement produced Employee L-T-I frequency rate 0.6 0.5 Vertua concrete as % of total 48% 33% Operations with zero fatalities 96% 96% and injuries (%) Vertua cement as % of total 56% 41% 31

Definitions SCAC South, Central America and the Caribbean EMEA Europe, Middle East, Africa and Asia AMEA Asia, Middle East, and Africa When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported Cement cement volumes changed from total domestic cement including clinker to domestic gray cement) LC Local currency l-t-l (like to like) On a like-to-like basis adjusting for currency fluctuations and for investments/divestments when applicable Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on Maintenance capital projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which expenditures are projects required to comply with governmental regulations or company policies EBITDA Means Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization IFRS International Financial Reporting Standards, as issued by the International Accounting Standards Board Pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects Strategic capital expenditures designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs U.S. dollars USD/U.S. dollars Percentage variation % var 32

Contact Information Investors Relations Stock Information In the United States: NYSE (ADS): +1 877 7CX NYSE CX In Mexico: Mexican Stock Exchange +52 81 8888 4292 (CPO): CEMEX.CPO ir@cemex.com Ratio of CPO to ADS: 10 to 1